EXHIBIT 99.1

55 Union Boulevard, P.O. Box 269, Totowa, NJ  07511-0269
(973) 942-1111     Fax (973) 942-9816
www.greatercommunity.com

Greater Community Bancorp Reports First Quarter 2007 EPS of $0.20

TOTOWA, NJ, April 25, 2007 – Greater Community Bancorp (Nasdaq: GFLS) (the “Company”) announced net income for the first quarter of 2007 of $1.7 million, decreasing $0.8 million from the $2.5 million reported for the first quarter of 2006.  Diluted earnings per share were $0.20, compared with $0.30 per share reported for the prior-year first quarter.

Anthony M. Bruno, Jr., Chairman, President and CEO, commented, "The inverted interest rate yield curve continues to compress our net interest margin by driving interest costs higher in an intensely competitive market. For the first quarter of 2007, interest expense was 37.3% higher than a year ago, while interest income increased only 9.6%. Attracting deposits at higher cost and the repricing of existing deposits have more than offset the incremental income attributed to the growth in earning assets, primarily from average loan and lease growth of $65.1 million, or 9.8%, during the period.

 “While anticipating the margin compression and its effect on earnings, we remain committed to our business plan of strategically expanding our infrastructure in order to position us for significant growth. We have recently expanded our commercial lending function by recruiting a new, highly qualified team of professionals and we have introduced a new SBA lending function, which together will result in significant new volume and revenues. At the same time, we are also revitalizing our branch network, improving our technology and actively pursuing new branch locations. We expect that as a result of these initiatives we will operate effectively as a $1 billion bank that is uniquely positioned to acquire greater market share and return greater shareholder value”.

For the quarter, net interest income was $7.7 million, decreasing $0.6 million compared to a year ago. Non-interest income was $1.6 million, up $0.3 million from the first quarter of 2006, and included an increase of $0.1 million in loan fee income.  The provision for loan and lease losses was $0.3 million, compared with no provision recognized in the year-ago quarter. Non-interest expense of $6.5 million increased $0.5 million from a year ago, and included a $0.3 million increase in salaries and benefits. The increase also included $0.1 million recognized for interest on taxes relative to the tax liability the Company recorded at year-end 2006.

Mr. Bruno also noted, "Despite today’s economic conditions, including the housing market, we continue to maintain a low level of non-performing assets. We are mindful how the economy can shift the ability of borrowers to repay and have instituted proactive measures to mitigate potential problems. At March 31, 2007, non-performing assets were 0.21% of total assets. Net charge-offs for the quarter were $63,000 or 0.01% of average loans and leases, and the allowance for loan and lease losses at period-end was 1.37% of total loans and leases. The level of our allowance relative to our non-performing assets continues to be superior to similar banks in our market and underscores our commitment to prudent credit risk management.”

At March 31, 2007, total assets were $975.9 million, up $24.9 million since December 31, 2006 and $77.4 million from a year ago, representing annualized growth of 10.5% and 8.6%, respectively. Loans and leases increased $26.2 million in the first quarter, totaling $747.6 million as of March 31, 2007, reflecting annualized growth of 14.5%. Total deposits increased $32.3 million since December 31, 2006, totaling $759.6 million at March 31, 2007, growing at an annualized rate of 17.8%.  Shareholders' equity totaled $68.4 million as of March 31, 2007.

In March, the Board of Directors declared a $0.14 per share quarterly cash dividend, representing an annualized cash dividend of $0.56 per share.

About the Company

Greater Community Bancorp is a financial holding company headquartered in Totowa, New Jersey. The Company operates fifteen full-service branches in the northern New Jersey counties of Passaic, Bergen, and Morris through its state-chartered commercial bank subsidiary, Greater Community Bank. Greater Community Bank provides traditional commercial and retail banking services to small businesses and consumers, and operates an equipment leasing and financing subsidiary, Highland Capital Corp. Greater Community Financial, a division of Greater Community Bank, provides a wide range of investment products and services exclusively through Raymond James Financial Services, Inc., member NASD/SIPC. (Securities are not FDIC insured or bank-guaranteed, and are subject to risk and may lose value). The Company offers traditional insurance products through its Greater Community Insurance Services, LLC subsidiary, and also offers title insurance and settlement services through its Greater Community Title, LLC subsidiary and personal income tax return preparation services through its Greater Community Tax Services, LLC subsidiary.  Insurance policies and tax services are not insured by the FDIC or any federal government agency, may lose value, and are not a deposit of or guaranteed by Greater Community Bank or any bank affiliate. For additional information about Greater Community Bancorp and its subsidiaries visit www.greatercommunity.com or call 973-942-1111.

Forward-Looking Statements

This release contains forward-looking statements relating to present or future trends or factors affecting the banking industry, and specifically the financial condition and results of operations, including without limitation, statements relating to the earnings outlook of the Company, as well as its operations, markets and products. Actual results could differ materially from those indicated. Among the important factors that could cause results to differ materially are interest rate changes, change in economic climate, which could materially impact credit quality trends and the ability to generate loans, changes in the mix of the Company's business, competitive pressures, changes in accounting, tax or regulatory practices or requirements, resolution of tax reviews, and those risk factors detailed in the Company's periodic reports and registration statements filed with the Securities and Exchange Commission. The Company undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release.

CONTACT at Greater Community Bancorp:
Anthony M. Bruno, Jr.
973-942-1111 x 1001
anthony.bruno@greatercommunity.com

SOURCE: Greater Community Bancorp

Greater Community Bancorp
Consolidated Balance Sheets
(dollars in thousands, except per share data)

	March 31,	December 31,
	2007	2006
	(Unaudited)
ASSETS
CASH AND DUE FROM BANKS - Non interest-bearing	$21,801	$22,269
FEDERAL FUNDS SOLD	44,000	31,600
Total cash and cash equivalents	65,801	53,869
DUE FROM BANKS - Interest-bearing	11,967	26,359
INVESTMENT SECURITIES - Available-for-sale	70,789	64,942
INVESTMENT SECURITIES - Held-to-maturity (aggregate fair values of
$30,358 and $36,225 at March 31, 2007 and December 31, 2006, respectively)	30,477	36,391
Total investment securities	101,266	101,333
LOANS AND LEASES, net of unearned income	747,621	721,430
Less: Allowance for loan and lease losses	(10,272)	(10,022)
Net loans and leases	737,349	711,408
PREMISES AND EQUIPMENT, net	11,064	10,599
ACCRUED INTEREST RECEIVABLE	4,507	4,091
OTHER REAL ESTATE OWNED, net	349	349
BANK-OWNED LIFE INSURANCE	15,613	15,477
GOODWILL	11,574	11,574
OTHER ASSETS	16,400	15,910
TOTAL ASSETS	$975,890	$950,969

LIABILITIES AND SHAREHOLDERS' EQUITY
DEPOSITS:
Non interest-bearing	$169,741	$169,013
Interest-bearing checking	100,775	103,853
Money market	220,204	191,912
Savings	68,015	68,659
Time deposits less than $100	120,778	119,470
Time deposits $100 and over	80,110	74,405
Total deposits	759,623	727,312
FEDERAL FUNDS PURCHASED	-	10,000
SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE	9,611	8,246
FHLB ADVANCES	96,000	96,000
SUBORDINATED DEBENTURES	24,743	24,743
ACCRUED INTEREST PAYABLE	4,182	3,191
OTHER LIABILITIES	13,316	13,902
Total liabilities	907,475	883,394
SHAREHOLDERS' EQUITY:
Common stock, par value $0.50 per share: 20,000,000 shares authorized, 8,445,208 and
8,402,842 shares outstanding at March 31, 2007 and December 31, 2006, respectively	4,211	4,201
Additional paid-in capital	58,936	58,633
Retained earnings	4,508	3,963
Accumulated other comprehensive income	760	778
Total shareholders' equity	68,415	67,575
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$975,890	$950,969

Greater Community Bancorp
Consolidated Statements of Income
(in thousands, except per share data, unaudited)

	Three Months Ended
	March 31,
	2007	2006
INTEREST INCOME:
Loans and leases	$12,614	$11,609
Investment securities	1,394	1,406
Federal funds sold and deposits with banks	606	318
Total interest income	14,614	13,333

INTEREST EXPENSE:
Deposits	5,050	3,477
Short-term borrowings	1,366	1,057
Long-term borrowings	507	507
Total interest expense	6,923	5,041

NET INTEREST INCOME	7,691	8,292

PROVISION FOR LOAN AND LEASE LOSSES	313	-
Net interest income after provision for loan and lease losses	7,378	8,292

NON-INTEREST INCOME:
Service charges on deposit accounts	681	679
Commissions and fees	318	279
Loan fee income	238	116
Gain on sale of investment securities	141	28
Bank-owned life insurance	136	120
All other income	107	106
Total non-interest income	1,621	1,328

NON-INTEREST EXPENSE:
Salaries and employee benefits	3,746	3,399
Occupancy and equipment	976	913
Regulatory, professional and other fees	542	562
Computer services	253	242
Office expenses	248	319
Interest on taxes	120	-
Other operating expenses	598	524
Total non-interest expense	6,483	5,959

INCOME BEFORE PROVISION FOR INCOME TAXES	2,516	3,661
PROVISION FOR INCOME TAXES	788	1,200

NET INCOME	$1,728	$2,461

Weighted Average shares outstanding - Basic	8,427	8,304
Weighted Average shares outstanding - Diluted	8,445	8,340

Earnings per share - Basic	$0.21	$0.30
Earnings per share - Diluted	$0.20	$0.30

Greater Community Bancorp

	Three Months Ended
	March 31,
SELECTED FINANCIAL DATA	2007	2006
(dollars in thousands, except per share data, unaudited)
Earnings
Net interest income	$7,691	$8,292
Provision for loan and lease losses	313	-
Non-interest income	1,621	1,328
Non-interest expense	6,483	5,959
Net income	1,728	2,461
Per Share Data[1]
Earnings per share - basic	$0.21	$0.30
Earnings per share - diluted	0.20	0.30
Book value per share	8.10	8.01
Cash dividend declared	0.14	0.13
Performance Ratios
Return on average assets	0.74%	1.11%
Return on average equity	10.37%	15.14%
Net interest margin (tax equivalent basis)	3.58%	4.09%
Efficiency ratio	70.69%	62.12%

	March 31,	December 31,
SELECTED BALANCE SHEET DATA & RATIOS	2007	2006
(dollars in thousands)	(Unaudited)
Period-end Balances
Total assets	$975,890	$950,969
Total loans and leases, net of unearned income	747,621	721,430
Total deposits	759,623	727,312
Total shareholders' equity	68,415	67,575
Capital & Liquidity
Shareholders' equity/ total assets	7.01%	7.11%
Loans and leases/ deposits	98.42%	99.19%
Asset Quality
Net loan and lease charge-offs/ average loans and leases	0.01%	0.03%
Nonperforming assets/ total assets	0.21%	0.15%
Allowance for loan and lease losses/ total loans and leases	1.37%	1.39%

[1] Adjusted retroactively for stock dividends.